HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Jack D. Herring, Treasurer, Director of Finance and Investor Relations (563) 506-9783

HNI CORPORATION ELECTS NEW DIRECTOR

MUSCATINE, Iowa (July 12, 2019) – HNI Corporation (NYSE: HNI) announced the election of Dhanusha Sivajee to its Board of Directors.

Ms. Sivajee is the Chief Marketing Officer of The Knot Worldwide. Operating in 15 countries around the world, The Knot Worldwide is the leading digital wedding planning marketplace. Previously, Ms. Sivajee was Chief Marketing Officer at AOL Brand Group; Vice President of Global Marketing at Bloomberg Mobile; and Director, Advanced Product and Digital Marketing at Home Box Office. Ms. Sivajee brings to the Board extensive strategically-driven marketing and transactional marketplace experience with over 20 years working across media and e-commerce industries.

“Dhanusha is an influential leader of digital business growth and transformation. As we drive our businesses with a customer first mindset to deliver effortless winning experiences, her background and insights will be highly valued,” said Larry Porcellato, Chairman of the Board, HNI Corporation.

The Board of Directors of HNI Corporation consists of eleven directors - ten independent outside directors and the Chief Executive Officer of the Corporation.
About HNI Corporation
HNI Corporation is a NYSE traded company (ticker symbol: HNI) providing products and solutions for the home and workplace environments. HNI Corporation is a leading global office furniture manufacturer and is the nation's leading manufacturer of hearth products. The Corporation's strong brands have leading positions in their markets. More information can be found on the Corporation's website at www.hnicorp.com.

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